Exhibit 99.1

Zapata Quantum Partners with QuEra to Advance the Commercial Viability of Quantum Applications

The partnership combines QuEra's fault-tolerant hardware roadmap with Zapata's application intelligence expertise to bridge the quantum applications gap

BOSTON, Massachusetts – August 12, 2026 – Zapata Quantum (OTCQB: ZPTA) (“Zapata,” “Zapata Quantum” or the “Company”), a leader in quantum computing algorithm and application development, today announced a partnership with QuEra, a leader in neutral-atom quantum computing, aimed at closing the quantum applications gap.

"QuEra's commitment to delivering a megaquop-class system via AWS in 2028 is exciting for the field and something we’re looking forward to supporting from the application side," said Sumit Kapur, CEO of Zapata Quantum. "We are uniquely positioned as a hardware-agnostic partner to help enterprises identify which quantum use cases matter, assess when they will become viable, and develop the applications and algorithms needed to drive transformational business value as these systems come online."

The partnership seeks to fulfill QuEra's goal of helping enterprises, government programs and HPC centers collaborate on designing and validating applications before quantum hardware reaches full fault-tolerance, and is part of the QuEra Quantum Alliance Program.

“By pairing QuEra's leadership in fault-tolerant quantum computing with Zapata's focus on application development, we can further accelerate the path from quantum capability to commercial value," said Yuval Boger, Chief Commercial Officer at QuEra Computing.

The collaboration also reflects Zapata’s broader strategy of working with technology leaders across the quantum and AI ecosystems, including its recently announced ongoing partnership with NVIDIA to apply agentic AI to accelerate quantum algorithm development.

For more information about how Zapata is delivering Quantum Application Intelligence™, please visit the Company's website.

About QuEra

QuEra is putting quantum to work. As the scientific and commercial leader in neutral-atom quantum computing, we help enterprise innovators leverage quantum to gain competitive advantage, support HPC centers as their users tackle classically intractable problems, and enable government programs to build national and sovereign capabilities. We do this by combining our quantum systems, available on-premises and via the cloud, with application co-design and collaborative research. Born at Harvard and MIT and still advancing together, QuEra builds neutral-atom systems on a public, peer-reviewed path to fault tolerance, and operates globally from Boston, New Mexico, Tokyo, Zurich, and the United Kingdom. As quantum computing moves from "one day" to "Day One," QuEra delivers practical impact today while leading the path toward large-scale, fault-tolerant systems. See what's possible at www.quera.com.

Media Contact: press@quera.com

1

About Zapata Quantum

Zapata Quantum is a leading hardware-agnostic, pure-play quantum software company focused on accelerating quantum application development. With a portfolio of more than 60 granted and pending patents developed over seven years, Zapata supports applications across cryptography, pharmaceuticals, finance, materials discovery, defense, and more. The Company is the only organization to have participated across all technical areas of DARPA’s Quantum Benchmarking program and has worked with Fortune 500 enterprises and government agencies to translate quantum advances into real-world impact. The Company’s study demonstrating the potential of quantum-enabled drug discovery was recognized as one of Nature Biotechnology’s Top 10 Papers of 2025. Learn more at zapataquantum.com.

Media Contact

Taylor White

taylor@hkamarcom.com

Investor Relations Contact

Richard Land

investors@zapataquantum.com

2